Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

TryHard Holdings Limited

(Exact Name of Registrant as Specified in its Charter)

…………………………………………………

(Translation of Registrant’s Name into English)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee(3)
Fees to be Paid (Primary shares to be offered by TryHard Holdings Limited)	Equity	Ordinary shares, par value $0.00002 per share	457	(o)	1,067,500	$5.00	$5,337,500	(2)	$153.10 per $1,000,000	$817.17
Fees to be Paid (Primary shares to be offered by the Selling Shareholders)	Equity	Ordinary shares, par value $0.00002 per share	457	(o)	457,500	$5.00	$2,287,500	(2)	$153.10 per $1,000,000	$350.22
Fees to be Paid (Secondary shares to be offered by Resale Shareholders)	Equity	Ordinary shares, par value $0.00002 per share	457	(o)	2,274,375	$5.00	$11,371,875	(4)	$153.10 per $1,000,000	$1,741.03
Fees Previously Paid
Carry Forward Securities
	Total Offering Amounts				3,799,375		$18,996,875			$2,908.42
	Total Fees Previously Paid									0
	Total Fee Offsets									0
	Net Fee Due									$2,908.42

(1)	Pursuant to Rule 416 under the Securities Act, there are also being registered such indeterminate number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act. Our Ordinary Shares are not traded on any national exchange and in accordance with Rule 457, the proposed maximum aggregate offering price was determined by multiplying the number of shares to be offered by the arbitrary assumed price of $5.00 per share.
(3)	Calculated pursuant to Rule 457(o) under the Securities Act.
(4)	For purposes of calculating the proposed maximum aggregate offering price, we have multiplied the number of shares covered by the resale prospectus by an arbitrary assumed price of $5.00 per share.